UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2010

SCIENTIFIC LEARNING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24547 (Commission File No.)	94-3234458 (IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600
Oakland, CA  94612
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

At its February 24, 2010 meeting, the Board of Directors (the “Board”) of Scientific Learning Corporation (the “Company”) increased the number of authorized directors and appointed Dino A. Rossi, effective immediately, to fill the vacancy caused by this increase.  Mr. Rossi is the Chairman and Chief Executive Officer of Balchem Corporation.

Balchem develops, manufactures and markets specialty performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries and is listed on NASDAQ Global Market.

Mr. Rossi has been named to the Audit Committee of the Board.  Mr. Rossi will participate in the Company’s standard compensation program for non-employee directors, which has been previously disclosed.

The Company’s February 25, 2010 press release, which is filed with this report as Exhibit 99.1, announced Mr. Rossi’s appointment to the Board.

(e)

On February 23, 2010, the Compensation Committee of the Board, following an evaluation of corporate and individual performance and a review of competitive market data provided by a compensation consultant engaged by the Compensation Committee, approved increases in the annual base salaries (effective as of April 1, 2010) of certain of the Company’s executive officers as set forth below.

Name and Title	Increased Salary Effective April 1, 2010
D. Andrew Myers President and Chief Executive Officer	$340,000
David C. Myers Senior Vice President, Sales and Services	$228,500
Robert E. Feller Senior Vice President, Chief Financial Officer and Treasurer	$232,500
Linda L. Carloni Senior Vice President, General Counsel and Secretary	$235,500
William M. Jenkins Chief Scientific Officer	$225,500

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2.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

99.1 Press Release issued by the Company on February 25, 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Scientific Learning Corporation

Date: February 25, 2010	By: /s/ Linda L. Carloni
Title: SVP and General Counsel

3.